Exhibit 99.1

              Ovacik Operations Halted Pending Further Permitting

    DENVER, Aug. 20 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE: NEM) today announced that its Ovacik mine, located in western Turkey, was shut down yesterday by the Izmir provincial Governor as a result of a recent court decision ordering the mine closed pending completion of certain additional permitting requirements and the submission of an updated environmental impact assessment to the Turkish Ministry of Environment and Forestry. The Company believes that the halt in operations will be temporary and expects that the associated operating permits will be reinstated, although the timing of the expected reinstatement is not yet known. The operation is complying with the court's order and is working with the appropriate Turkish government agencies to obtain permission to reopen the mine as soon as possible.

    The Ovacik mine reported proven and probable gold reserves of 170,000 ounces for the year 2003 and produced 75,000 equity ounces during the first half of 2004 at total cash costs of $202 per ounce. In June 2004, the Company entered into an exclusive agreement with Frontier Pacific Mining Corporation to negotiate the sale of Ovacik to Frontier. The proposed sale of Ovacik to Frontier has been deferred pending resolution of these issues.


     Newmont Investor Contact:
     Randy Engel             (303) 837-6033       randy.engel@newmont.com
     Wendy Yang              (303) 837-6141       wendy.yang@newmont.com

     Newmont Media Contact:
     Doug Hock               (303) 837-5812       doug.hock@newmont.com

    Cautionary Statement

    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold production and sales; and (ii) statements regarding future production or permitting activities. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company's 2003 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company's other SEC filings. The company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.



SOURCE  Newmont Mining Corporation
    -0-                             08/20/2004
    /CONTACT: investors, Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    (NEM)

CO:  Newmont Mining Corporation
ST:  Colorado, Turkey
IN:  MNG ENV
SU:  LAW